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                         EXHIBIT 10.10.3
                      FIRST AMENDMENT TO
               DEFERRED COMPENSATION AGREEMENT


     This First Amendment to the Deferred Compensation
  Agreement is entered effective December 1, 1995.

     WHEREAS, effective July 1, 1995 Inland Resources Inc.
  and John D. Lomax entered into a Deferred Compensation
  Agreement (the "Agreement").

     WHEREAS, Inland Resources Inc. desires to assign such Agreement to Inland Production Company and Inland Production
  Company desires to assume such Agreement and all of the obligations of Inland Resources Inc. thereunder.

     NOW, THEREFORE, in consideration of the foregoing recital, the parties hereto agree as follows:

     1. Effective December 1, 1995, Inland Resources Inc. hereby assigns its rights and obligations under the Agreement to Inland Production Company and Inland Production Company hereby assumes all of the obligations, and shall be entitled to all the rights and benefits of Inland Resources Inc. under the Agreement.

     2. John D. Lomax hereby consents to such assignment of the Agreement and releases Inland Resources Inc. from its duties and obligations thereunder.

     3. Except as hereby amended, the original Agreement is ratified and confirmed to be in full force and effect in accordance with its original terms.

     IN WITNESS WHEREOF, this First Amendment to the
  Agreement is executed by the parties hereto on the dates set forth under their names to be effective December 1, 1995.

                              INLAND RESOURCES INC.

  DATE:                       By:  ____________________
                       Kyle R. Miller

                              INLAND PRODUCTION COMPANY

  DATE:                       By:  ____________________
                                   Kyle R. Miller

                              JOHN D. LOMAX

  DATE: